Exhibit 3.1

AMENDMENT TO

THE SECOND AMENDED AND RESTATED

BYLAWS

OF

TIER REIT, INC.

A MARYLAND CORPORATION

Article XIV of the Second Amended and Restated Bylaws of TIER REIT, Inc. is hereby amended and restated as follows:
ARTICLE XIV

AMENDMENT OF BYLAWS
The Board of Directors shall have the power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws; provided, however, that, pursuant to a binding proposal that is submitted to the stockholders for approval at a duly called annual meeting or special meeting of stockholders by a stockholder or group of no more than 15 stockholders:
(a)    each of which provides to the secretary a timely notice of such proposal which satisfies the notice procedures and all other relevant provisions of Section 2.13 of these Bylaws and is otherwise permitted by applicable law (the “Notice of Bylaw Amendment Proposal”),
(b)    that Owned at least three percent or more of the Common Stock, $0.0001 par value per share, of the Corporation (the “COMMON STOCK”) outstanding from time to time continuously for at least one year as of both the date the Notice of Bylaw Amendment Proposal is delivered or mailed to and received by the secretary in accordance with Section 2.13 of these Bylaws and the close of business on the record date for determining the stockholders entitled to vote at such annual meeting or special meeting of stockholders; and
(c)    that continuously Owns such shares of Common Stock through the date of such annual meeting or special meeting of stockholders (and any postponement or adjournment thereof), the stockholders shall have the power, by the affirmative vote of a majority of all votes entitled to be cast on the matter, to alter or repeal any provision of these Bylaws and to adopt new Bylaws, except that the stockholders shall not have the power to alter or this Article XIV or Article XIII or adopt any provision of these Bylaws inconsistent with this Article XIV or Article XIII without the approval of the Board of Directors.
For purposes of this Article XIV, a stockholder shall be deemed to “Own” only those outstanding shares of Common Stock as to which such stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares

Exhibit 3.1

(A) sold by such stockholder or any of its Affiliates (as defined below) in any transaction that has not been settled or closed, including short sales, (B) borrowed by such stockholder or any of its Affiliates for any purpose or purchased by such stockholder or any of its Affiliates pursuant to an agreement to resell, (C) that are subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument, agreement, arrangement or understanding entered into by such stockholder or any of its Affiliates, whether any such instrument, agreement, arrangement or understanding is to be settled with shares or with cash based on the notional amount or value of shares of outstanding Common Stock, in any such case which instrument, agreement, arrangement or understanding has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its Affiliate’s full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such stockholder or its Affiliate or (D) for which the stockholder has transferred the right to vote the shares other than by means of a proxy, power of attorney or other instrument or arrangement that is unconditionally revocable at any time by the stockholder and that expressly directs the proxy holder to vote at the direction of the stockholder. In addition, a stockholder shall be deemed to “Own” shares of Common Stock held in the name of a nominee or other intermediary so long as the stockholder retains the full right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares of Common Stock. A stockholder’s Ownership of shares of Common Stock shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned shares on five Business Days’ notice and has in fact recalled such loaned shares as of the time the Notice of Bylaw Amendment Proposal is provided and through the date of the relevant annual meeting or special meeting of stockholders. For purposes of this Article XIV, the terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings. Whether outstanding shares of Common Stock are “Owned” for these purposes shall be determined by the Board of Directors, in its sole discretion. In addition, the term “Affiliate” or “Affiliates” shall have the meaning ascribed thereto under the Exchange Act.

Effective as of April 2, 2018